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Exhibit 10.6


                              CONSULTING AGREEMENT

                  THIS AGREEMENT (the "Agreement") is being made as of this 14th day of April, 1999 between iPARTY CORP., a Delaware corporation having its principal offices at 41 East 11th Street, 11th Floor, New York, New York 10003 (the "Company") and BYRON HERO, an individual residing at 420 East 54th Street, Apt. 22-H, New York, New York 10022 ("Hero").

                              W I T N E S S E T H:

                  WHEREAS, the Company and Hero have previously entered in an Employment Agreement dated as of July 7, 1998 (the "Prior Employment Agreement") whereby Hero was employed by the Company as its Chief Executive Officer; and

                  WHEREAS, the Company and Hero mutually desire terminate the Prior Employment Agreement; and

                  WHEREAS, the Company desires to retain Hero as a consultant and Hero desires to be retained by the Company as a consultant, subject to the terms and conditions contained herein.

                  NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:







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                  1. Resignation; Termination of Prior Employment Agreement.
Effective April 14, 1999, Hero resigns as Chief Executive Officer and as a Director of the Company.

                  2. Nature of Engagement; Term. The Company hereby retains Hero and Hero agrees to serve the Company as (i) a consultant and (ii) as the non-executive Chairman of the Company's subsidiary, Star Greetings, Inc., on an independent contract basis, subject to the terms and conditions contained herein. This engagement shall commence effective April 14, 1999 (the "Commencement Date") and shall terminate on October 14, 1999 (the "Guaranteed Term"). This Agreement shall be automatically extended for an additional six months, until April 14, 2000 (the "Extended Term"), provided that Hero is not terminated pursuant to Section 10(a) hereof for actions committed subsequent to the Commencement Date.

                  3. Duties and Powers as Consultant. During the Guaranteed Term (and the Extended Term, if applicable), Hero shall be engaged by the Company as a consultant and as the non-executive Chairman of Star Greetings, Inc., a subsidiary of the Company. In such capacity, Hero shall lead and direct the Company in the further development and implementation of the "Star Greetings Concept" (the deliverance of personalized greetings from sports and entertainment celebrities, corporate personalities and animated characters via the Internet, videotape and other electronic means). Hero shall be responsible for developing all aspects of the business concepts of Star Greetings. In addition, Hero shall be available to coordinate other tasks relating to the Company as directed by the then current Chief Executive Officer of the Company.




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                  In the performance of his duties hereunder, Hero shall be
subject to the direction of the then current Chief Executive Officer of the Company.

                  4. Compensation.

                      (a) As compensation for his services hereunder, the Company shall pay Hero, during the Guaranteed Term, and during the Extended Term, if applicable, a monthly fee (the "Fee") of $20,833.33.

                      (b) So long as Hero is engaged pursuant to this Agreement, the Company shall continue to provide Hero with the health and medical benefits provided to him under the Prior Employment Agreement, and Hero shall be eligible to participate in all other benefits enjoyed by senior employees of the Company.

                  5. Stock Option. Pursuant to the terms of the Prior Employment Agreement, Hero was granted stock options for an aggregate of 300,000 shares of common stock of the Company pursuant to the iParty Stock Option Plan at an exercise price of $2.50 per share. Options to purchase 50,000 of such shares vested on January 15, 1999. The remainder of such options shall vest in accordance with the terms of the Prior Employment Agreement as follows: provided Hero remains engaged by the Company on July 15, 1999, options for 50,000 shares shall vest on July 15, 1999; provided Hero remains engaged by the Company on January 15, 2000, options for 50,000 shares shall vest on January 15, 2000; provided Hero remains engaged by the Company on July 15, 2000, options for 50,000 shares shall vest on July 15, 2000; provided Hero remains engaged by the Company on January 15, 2001, options for 50,000 shares shall vest on January 15, 2001; and provided Hero remains




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engaged by the Company on July 15, 2001, options for 50,000 shares shall vest on
July 15, 2001. In the event that the Company or its assets are sold substantially as an entirety or ownership of more than 50% of the Common Stock is transferred to a non-affiliated party, than any unvested options shall immediately vest. The options will be evidenced by the standard option grant certificates issued to the Company to employees, which shall include standard adjustments for recapitalizations, etc.

                  6. Expenses; Travel.

                      (a) Hero shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder, upon prior written approval of and submission and approval of written statements and bills to the Chief Financial Officer of the Company in accordance with the then regular procedures of the Company governing consultants. Hero shall be available to travel as the needs of the Company require.

                      (b) Hero shall not cause the Company to be obligated for any costs or obligations without the prior written approval of the Chief Executive Officer or Chief Financial Officer of the Company.

                      (c) Hero shall have office space at the main offices of the Company.

                  7. Representations and Warranties of Hero. Hero represents and warrants to the Company that (a) Hero is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder,




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or the other rights of the Company hereunder; and (b) Hero is under no physical or mental disability that would hinder his performance of duties under this Agreement.

                  8. Non-Competition. Hero agrees that he will not (a) during the period he is engaged by the Company or receiving the Fee in Section 4 hereof (whichever is longer), engage in, or otherwise directly or indirectly be employed by, or act as a consultant or lender to, or be a director, officer, employee, owner, member, agent or partner of, any other business, organization or entity that is or shall then be competing with the Company, and (b) for a period of six months after the termination of this Agreement or six months after he receives his last Fee payment from the Company (whichever is longer), directly or indirectly compete with or be engaged in the same business as the Company, or be employed by, or act as consultant or lender to, or be a director, officer, employee, owner, member, agent or partner of, any business, organization or entity which, at the time of such cessation, competes with or is engaged in the same business as the Company, except that in each case the provisions of this Section 8 will not be deemed breached merely because Hero owns not more than five percent (5.0%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Hero, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange.

                  9. Confidential Information. All confidential information which Hero may now possess, may obtain during the Guaranteed Term or the Extended Term, if applicable, or




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may create prior to the end of the period he is engaged by the Company, relating to the business of the Company or of any customer or supplier of the Company, shall not be published, disclosed, or made accessible by him to any other person, firm, corporation or entity during the Guaranteed Term or Extended Term, if applicable, or any time thereafter without the prior written consent of the Company. Hero shall return all tangible evidence of such confidential information to the Company prior to or at the termination of his engagement by the Company.

                  10. Termination.

                      (a) Notwithstanding anything herein contained, if on or after the date hereof and prior to the end of the Guaranteed Term, or the Extended Term, if applicable, Hero is terminated "For Cause" (as defined below) then the Company shall have the right to give notice of termination of Hero's services hereunder as of a date to be specified in such notice, and this Agreement shall terminate on the date so specified. Termination "For Cause" shall mean that, for the period subsequent to the Commencement Date, Hero shall
(i) be charged with a felony crime, (ii) commit any act or omit to take any action in bad faith and to the detriment of the Company, (iii) intentionally fail to follow any commercially reasonable direction of the then current Chief Executive Officer of the Company, (iv) commit an act of fraud against the Company, or (v) breach any term of this Agreement and fail to correct such breach within three days after written notice of commission thereof.

                      (b) In the event that Hero shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of six months,



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then this Agreement shall terminate upon 30 (thirty) days' written notice to
Hero, and no further compensation shall be payable to Hero, except for any accrued and unpaid Fee and expenses as contemplated under Sections 4 and 6(a) respectively, and as may otherwise be provided under any disability insurance policy, if any.

                      (c) In the event that Hero shall die, all unvested options shall vest and the Company shall continue to pay the Fee through the balance of the term of the Agreement and any accrued but unpaid expenses pursuant to Section 6(a).

                      (d) In the event that this Agreement is terminated during the Guaranteed Term, for any reason, including "For Cause" pursuant to Section 10(a) (but excluding a breach of the covenants contained in Section 8 hereof), then Hero shall be entitled to receive the Fee at the rate provided in Section 4 hereof for the remainder of the Guaranteed Term and any accrued but unpaid expenses as contemplated by Section 6(a) hereof.

                      (e) In the event that this Agreement is terminated during the ExtendedTerm, "For Cause" pursuant to Section 10(a), then Hero shall be entitled to receive only the Fee at the rate provided in Section 4 to the date on which termination shall take effect and any unpaid expenses as contemplated by Section 6(a).

                      (f) In the event that the Company terminates Hero during the Extended Term, for any reason other than as provided under Section 8(a),
(b), (c) or (e), then this Agreement shall terminate upon five (5) days' written notice to Hero and the Company shall be obligated to pay to Hero an amount equal to any unpaid expenses as contemplated under Section 6(a) and a severance payment equal to six (6) months Fee, payable in six (6) equal



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monthly installments. If this Agreement is not renewed at the end of the
Extended Term, if applicable, such non-renewal shall not be deemed a termination of this Agreement without cause.

                  11. Merger, Etc. In the event of a future disposition of the properties and business of the Company, substantially as an entirety, by merger, consolidation, sale of assets, sale of stock, or otherwise, then the Company may elect to assign this Agreement and all of its rights and obligations hereunder to the acquiring or surviving entity.

                  12. Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Hero's termination, irrespective of any investigation made by or on behalf of any party.

                  13. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them, including the Prior Employment Agreement, concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

                  14. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). In the case of a notice to the Company, a copy of such notice (which copy shall not constitute



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notice) shall be delivered to Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th
Floor, New York, New York 10019, Attn. Daniel I. DeWolf. Notice to the estate of Hero shall be sufficient if addressed to Hero as provided in this Section 14. Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof.

                  15. Waiver. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

                  16. Binding Effect. Hero's rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Hero's creditors, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon and inure to the benefit of Hero and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and those who are its assigns under Section
11. The Prior Employment Agreement has been mutually terminated in its entirety, and shall not be deemed a termination "with cause" or a termination "without cause".


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                  17. Headings. The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

                  18. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.


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                  IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first written above.

                                  iPARTY CORP.


                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title:


                                  ----------------------------------------------
                                  Byron Hero




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